Exhibit 11.1

BROOKFIELD WEALTH SOLUTIONS LTD.
PERSONAL TRADING POLICY

January 28, 2025

TABLE OF CONTENTS        Page

INTRODUCTION    1
CONSEQUENCES OF NON-COMPLIANCE    2
APPLICATION OF THIS POLICY    2
CERTIFICATION AND REPORTING    3
PART I: GENERAL RULES APPLICABLE TO ALL DIRECTORS AND EMPLOYEES    3
PART II: ADDITIONAL RULES APPLICABLE TO NON-EMPLOYEE DIRECTORS    6
PART III: ADDITIONAL RULES APPLICABLE WITH RESPECT TO OPERATING COMPANY INSIDERS    7
PART IV: ADDITIONAL RULES APPLICABLE WITH RESPECT TO MAJOR SUBSIDIARIES OF THE COMPANY    8
PART V: ADDITIONAL RULES APPLICABLE TO COVERED PERSONS    8
APPENDIX A LEGAL AND COMPLIANCE CONTACT INFORMATION    16
APPENDIX B INSIDER REPORTING GUIDELINES    17
APPENDIX C REPORTABLE ACCOUNTS    18
APPENDIX D TRADING PLAN CERTIFICATION    19

Brookfield Wealth Solutions Ltd.
Introduction
This Personal Trading Policy (this “Policy”) applies to all individuals as set out herein including all directors and employees of Brookfield Wealth Solutions Ltd. and its subsidiaries (“we,” “us,” “our” or the “Company”)1.
Note that the activities of your spouse, partner and family members who live in the same dwelling as you (collectively, “Family Members” and each a “Family Member”) are also subject to the restrictions set out in this Policy to the same extent they apply to you. You are responsible for ensuring compliance with this Policy by your Family Members.
The objective of this Policy is to provide guidance on when it is permissible for directors and employees of the Company (and their Family Members) to trade in securities2 for their personal accounts, when such actions are prohibited, and the protocol to be followed when personal trading is conducted. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby you and/or the Company could be harmed through damaged reputation or legal action.
For the purposes of this Policy, your personal trading activities are considered to include your own trading activities and those of your Family Members, as well as activities in any other account(s) over which you and/or your Family Members have trading authority or exercise similar influence, other than in the course of employment (e.g. this Policy applies to your activities as the treasurer or investment officer of a charitable organization or foundation or acting as a formal or informal investment advisor for relatives, friends or investment clubs). This Policy covers trading in all types of securities, including those issued pursuant to an initial public offering or a private placement, or traded in the secondary market.
The provisions of this Policy prohibiting trading and other activities while in possession of material non-public information (as defined in Part 1 of this policy) apply not only during the course of your tenure with the Company, but also after the completion or termination of such service. There is no specified period of time over which those provisions of this Policy may apply following your tenure at the Company, as they will only cease once the information in your possession is no longer: (i) material or (ii) non-public.
Under certain limited circumstances, the internal legal counsel may grant exceptions to the requirements set out in this Policy as they deem appropriate. Any such exception must be recorded in writing and saved in files.
During the course of your employment, if you become subject to another Brookfield (as defined below) personal trading policy in addition to this Policy, you should also refer to your obligations under such policy.
If you have questions regarding this Policy or the best course of action in a particular situation, you should seek guidance from internal legal counsel or the compliance department (as set out in Appendix A).
1 References to “you” or “your” throughout this Policy refer to personnel (including directors and employees) of the Company who are subject to this Policy, as applicable and as set out in more detail herein.
2 “Securities” include, but are not limited to, common shares, preferred shares, warrants, rights, options, notes, bonds, convertible securities, derivatives, and partnership units, whether issued pursuant to an initial public offering, a private placement or traded in the secondary market.

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Consequences of Non-Compliance
As is the case with policies of this nature, it is important to use common sense. If a securities trade becomes the subject of scrutiny, it will be viewed after the fact by regulators and others with the benefit of hindsight and may expose you to the risk that the trade was improper, either because a real or perceived conflict of interest existed, the trade violated securities laws or otherwise. Before engaging in any trade, you should carefully consider how the trade may be construed with the benefit of hindsight.
Violations of this Policy can have severe consequences. If you (or a Family Member) trade contrary to what is permitted in this Policy, or fail to pre-clear a trade when required, you may be asked to cancel or reverse the trade and/or your trading privileges may be suspended for an indefinite period of time. If required to reverse or cancel a trade, you (or a Family Member) would be responsible for any trading losses, while the Company reserves the right to compel you (or a Family Member) to forfeit any trading gains to the Company. A trading violation could also result in disciplinary action by the Company up to and including dismissal for cause, depending upon the severity of the violation. Additionally, the criminal and civil consequences of violating securities laws (as discussed below), such as the prohibitions on insider trading and “tipping,” can be severe and may include fines, sanctions, substantial jail terms and penalties of several times the amount of profits gained or losses avoided. Directors and employees must also comply with all securities laws as a matter of corporate policy.
The Company has zero tolerance for insider trading and related activities (e.g., tipping). In addition, regardless of whether we or you deem the information to be material, you and your Family Members must refrain from making personal trades on the basis of confidential information learned in connection with the Company’s business activities, including trading in securities of: (a) the Company to which the information directly relates and (b) a related company (such as a competitor or peer company, customer, supplier, or economically linked company).
For your protection, the Company also strongly encourages you and your Family Members to have your personal financial investments managed through Blind Trusts or Discretionary Accounts (in each case, as defined in Part V) that are managed by third parties who are not Family Members. While these accounts need to be reported to the Company (and are subject to verification with the third-party manager), trading through such accounts is not reportable to the Company and is not subject to pre-clearance requirements, as set out in more detail in the Policy.
We would note that personal trading activities generally are permitted, provided they are in compliance with the requirements set out in the Policy and do not otherwise conflict with or have adverse implications to the Company, such as a high level of trading activity that prevents an employee from adequately discharging their duties to the Company.
Application of this Policy
Directors, employees and their Family Members of the Company are required to conduct personal trading activities in compliance with securities laws, the Company’s Code of Business Conduct and Ethics, and this Policy.
This Policy is divided into four parts:
Part I – requirements for all personnel of the Company that are subject to this Policy;
Part II – additional requirements for non-employee directors;

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Part III – additional requirements with respect to Operating Company Insiders
Part IV – additional requirements with respect to major subsidiaries of the Company; and
Part V – additional requirements for designated employees known as “Covered Persons”
There are two types of Covered Persons: Investment Access Persons (“IAP”) and Access Persons (“AP”). IAPs and APs are individuals who regularly participate in Brookfield’s investment advisory business by virtue of their position, role, responsibility and/or activities.
Each classification of a Covered Person is determined by virtue of their position, role, responsibility and/or activities in the Company’s sole discretion. If you are designated as an IAP or AP, the Company’s Human Resources department (“HR”) will advise you of this.
Lists of all Covered Persons are maintained by Human Resources in Workday. If you have any questions regarding your designation or which rules apply to you, you should seek guidance from the Company’s internal legal counsel or compliance department.
Certification and Reporting
Upon joining the Company, you will be provided with a copy of this Policy. All Covered Persons will be required to certify annually that they, and their Family Members, have conformed to the requirements of this Policy. Covered Persons may also have ongoing internal or external reporting obligations, as noted in this Policy.
PART I: GENERAL RULES APPLICABLE TO ALL DIRECTORS AND EMPLOYEES
Securities Laws
Insider Trading
As a rule, if you have “material”, “non-public” information about any entity, and if you directly or indirectly through any person acting on your behalf, buy or sell securities of that entity before the information is public or no longer material, then you will have violated securities laws. Such trades are therefore not permitted under this Policy.
Information about an entity is “material” if a reasonable investor would consider it important when deciding to buy, sell or hold that entity’s securities or if the information would reasonably be expected to result in a change in the market price or value of the securities.3
Due to the exchangeable nature of the class A limited voting shares of the Company, material information in respect of the Company will also include material information regarding an investment in the class A limited voting shares of Brookfield Corporation (“BN”).
Information is “non-public” until it has been generally disclosed to the public and adequate time has passed for the securities markets to digest the information.
Material non-public information includes various types of information regarding an issuer, such as for example advance notice regarding: (i) changes in senior management; (ii) mergers, acquisitions or other strategic transactions (e.g., privatization, credit arrangement, a private investment in public equity (or
3 See Disclosure Policy for further guidance on what may be considered “material” information.

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PIPE) transaction, etc.); (iii) entry into or cancellation of material contracts, licenses, permits or concessions; (iv) significant pending or threatened litigation; (v) upcoming securities offerings; (vi) dividend/distribution increase or decrease; and/or (vii) financial results or estimates (e.g., earnings guidance).
If you are not sure whether information is material or non-public, consult with the Company’s internal legal counsel or compliance department for guidance before engaging in a transaction.4
Tipping
“Tipping” arises when you disclose material non-public information about any publicly-traded entity to another person and that person either: (i) trades in a security related to the information that you provided; or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material non public information to others outside the Company, including relatives and friends. You must also refrain from discussing material non-public information with others at the Company unless they have a business need to know this information.
Trading Advice
If you have material non-public information about the Company, BN or their affiliates ( “Brookfield”)5 or an entity with which Brookfield does business, or may do business with, or Brookfield has invested in, or has otherwise acquired information regarding, you are not permitted to, and should not give trading advice of any kind to any person, including relatives or friends, while in possession of that information.
Other Prohibited Transactions
    Hedging Transactions and Short Sales – You are prohibited from short selling any securities issued by Brookfield (collectively, “Brookfield Securities” and each, a “Brookfield Security”), or buying or selling call or put options or other derivatives in respect of Brookfield Securities. You are also prohibited from entering into any other transactions which have the effect of hedging the economic value of any Brookfield Security. Under limited circumstances, a director or executive may be permitted to enter into a hedging transaction in respect of interests held by such individual in excess of the interests such individual is required to hold under the applicable share ownership guidelines and subject to the approval of any two of the following, from the relevant Brookfield entity: the Chief Executive Officer (“CEO”), the President, or the Chief Financial Officer (“CFO”).
    Short-term Trading – You should not purchase or sell Brookfield Securities with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the market price of the securities. Once purchased, a Brookfield Security is expected to be held for at least 90 calendar days from the date of the trade unless acquired pursuant to the exercise of rights under a stock option plan. Similarly, once sold, a Brookfield Security shall not
4 When you are trading in securities within a jurisdiction subject to one or more regional insider trading policies, those policies should also be consulted, such as the UK and EU Market Abuse Policy.
5 Brookfield shall include Brookfield Wealth Solutions Ltd., BN, the wholly-owned subsidiaries and perpetual affiliates of BN: Brookfield Business Partners LP (“BBU”), Brookfield Infrastructure Partners LP (“BIP”), Brookfield Property Partners LP (“BPY”), Brookfield Renewable Partners LP (“BEP”), Brookfield Business Corporation (“BBUC”), Brookfield Infrastructure Corporation (“BIPC”), Brookfield Renewable Corporation (“BEPC”) (collectively, the “Controlled Affiliates”), and Brookfield Asset Management Ltd. (“BAM”).

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be repurchased for at least 90 calendar days from the date of the trade unless acquired pursuant to a grant under an executive compensation plan.
    Pledging of Securities – Brookfield Securities must not be pledged as collateral for a loan unless such transactions are executed in full compliance with all applicable regulations and have been previously approved by either the CEO, President or CFO of the relevant entity, and if such officers deem appropriate, the Governance and Nominating Committee of the applicable board of directors. Notwithstanding the foregoing, you are permitted to place Brookfield Securities that you own which are actual common or preferred shares as collateral for a brokerage account with a reputable 6financial institution in which the institution lends you up to 50% of the value (commonly known as a “margin” account), provided that: (i) the placement of the Brookfield Securities as collateral for the brokerage account is pre-cleared in accordance with the pre- clearance requirements set out in this Policy (i.e., as if you were seeking to sell the securities), and (ii) any subsequent dealings that you undertake in Brookfield Securities in connection with the account (e.g., funding a margin call with additional Brookfield Securities, authorizing the sale of Brookfield Securities that have already been placed as collateral in the margin account in order to satisfy a margin call) are pre-cleared in accordance with the pre-clearance requirements set out in this Policy (i.e., as if you were seeking to sell the securities).7
    “Phantom” Stock Options – Brookfield may, from time to time, establish “phantom” option plans, where an individual may be eligible to receive a cash bonus based on the value of a stated number of Brookfield Securities at any specified period of time. No individual may exercise entitlements under a “phantom” stock option plan during a restricted period8 unless permitted by the CEO, President, or CFO of such relevant entity in accordance with this Policy.
    “Deferred Share Units” – Although Deferred Share Units (“Units”), are not technically securities, for reputational reasons Units are subject to all the same restrictions as Brookfield Securities. Therefore, no individual may hedge against their Units, or pledge their Units as collateral for a loan without the approval of the CEO, President or CFO of the relevant entity. Additionally, ordinarily Units are valued for cash payment on the date an individual leaves Brookfield; however, Units will not be valued for cash payment while the Brookfield entity associated with the Units is in a restricted period and will be valued as soon as practicable following the end of such period.
Insider Reporting
Certain directors and employees of the Company or its subsidiaries may be considered “reporting insiders” under applicable securities laws (“Reporting Insiders”) and are required to file insider reports for particular publicly reporting entities. In general, Reporting Insiders are persons who hold certain high-level company positions and those persons who both: (i) receive or have access, in the ordinary course, to material non public information about an entity; and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of such entity. This would generally include the boards of directors of our company and any major

7 For clarification purposes, the broker with whom the margin account has been opened does not need to pre-clear any activities it takes with respect to collateral in the account, including the sale of Brookfield Securities to fund a margin call. However, your activities with respect to Brookfield Securities, including, for example, causing the broker’s sale of Brookfield Securities pledged as collateral in the account by not funding a margin call with additional collateral, must be pre-cleared.
8 For greater clarity, please refer to the Restricted Periods in Brookfield Securities section herein or on our Intranet at “Policies, Legal & Regulatory – Restricted Trading Dates (Blackout Dates)”.

    Brookfield Wealth Solutions Ltd.

subsidiaries as defined by securities law and their CEO, CFO, Chief Operating Officer (“COO”) and others with similar levels of authority. The Company’s internal legal counsel and compliance department maintains a list of all individuals who are considered Reporting Insiders for our company.
If you fall within the definition of a Reporting Insider for our company, you must comply with any applicable insider reporting requirements in respect of transactions in the securities of such entity. A description of the relevant Canadian insider reporting guidelines is set out in Appendix B.
Application of Policy to former Covered Persons and Directors
As noted above, the provisions of this Policy prohibiting trading and other activities while in possession of material non-public information continue to apply to Covered Persons and directors after the completion or termination of their tenure or service with the Company or Brookfield, as applicable.9 Indeed, former Covered Persons and directors remain subject to applicable securities law and are therefore prohibited from trading, tipping or recommending trades in Brookfield Securities or any other securities while in possession of material non-public information relating to such securities.
PART II: ADDITIONAL RULES APPLICABLE TO NON-EMPLOYEE DIRECTORS
Transactions by non-employee directors and their Family Members in Securities of the Company10, BN or BAM (collectively, “Company Securities” and each, a “Company Security”) are permitted, provided that all such trades in Company Securities do not occur during any applicable restricted periods and are pre-cleared.
To pre-clear a trade in a Company Security, a director must email and receive approval from internal legal counsel. Approved transactions must be executed by the end of the second business day following the receipt of such approval (e.g., if a trade request is approved on a Monday, then the trade must be executed by close of business on Wednesday). Directors should speak with internal legal counsel to determine whether a trade in a Company Security requires an insider report to be filed, in which case the director will file an insider report in accordance with the guidelines set forth on Appendix B and/or other applicable laws.
The Company may, from time to time, notify you of additional securities that should be subject to the pre-clearance requirements on a temporary basis based on information that is expected to be shared with the relevant board of directors; however, regardless of whether such notification has or has not been provided with respect to information shared with directors, directors are subject to applicable securities law and the prohibition on transacting with material non-public information. Directors should contact the Company’s legal team if there is any uncertainty as to whether information shared with the director is material non-public information regarding an issuer.
The applicable list of non-Company Securities (if any) in which directors of the Company must pre-clear is distributed to the board on a quarterly basis.
However, a director may, in the course of his or her directorship with the Company, come into contact with material non-public information regarding entities other than the Company, and it is incumbent upon the director to take due caution in his or her personal trading in such situations to ensure no
9 This applies regardless of whether, (i) in the case of a Covered Person, the employee was terminated, resigned, retired, or became an employee of a portfolio company or, (ii) in the case of a director, the director resigned or was removed from the applicable board
10 For the avoidance of doubt, Securities of the Company includes any securities of the Company and its subsidiaries, including without limitation American National Group Inc. and Argo Group International Holdings, Inc .

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securities laws are breached. A director should consult with a member of the Company’s internal legal team if he or she encounters such situations.
PART III: ADDITIONAL RULES APPLICABLE WITH RESPECT TO OPERATING COMPANY INSIDERS
Any employee of a subsidiary classified as an Operating Company Insider11 will be notified of their designation as an Operating Company Insider by their human resources department. Transactions by Operating Company Insiders are permitted, provided that all such trades in Company Securities do not occur during any applicable restricted periods and are pre-cleared.
To pre-clear a trade in a Company Security, an Operating Company Insider must email and receive approval from their internal legal counsel. Approved transactions must be executed by the end of the second business day following the receipt of such approval (e.g., if a trade request is approved on a Monday, then the trade must be executed by close of business on Wednesday).
The Company may, from time to time, notify Operating Company Insiders of additional securities that should be subject to the pre-clearance requirements on a temporary basis based on information that is expected to be shared with them; however, regardless of whether such notification has or has not been provided with respect to information shared with you, Operating Company Insiders are subject to applicable securities law and the prohibition on transacting with material non-public information. Operating Company Insiders should contact their legal team if there is any uncertainty as to whether information shared with the director is material non-public information regarding an issuer.
The applicable list of non-Company Securities (if any) in which Operating Company Insiders of the Company must pre-clear, shall be maintained by internal legal counsel.
Operating Company Insiders may come into contact with material non-public information regarding entities other than the Company, and it is incumbent upon the Operating Company Insider to take due caution in his or her personal trading in such situations to ensure no securities laws are breached. An Operating Company Insider should consult with a member of the Company’s internal legal team if he or she encounters such situations.
PART IV: ADDITIONAL RULES APPLICABLE WITH RESPECT TO MAJOR SUBSIDIARIES OF THE COMPANY
Internal legal counsel for the Company is responsible for determining which of their subsidiaries are “major subsidiaries” (as such term is defined under applicable Canadian securities law)12 and implementing appropriate measures to ensure compliance with applicable securities laws.

11 “Operating Company Insiders” means an employee of a subsidiary of the Company, who the Company has deemed, in its sole discretion, is likely in the ordinary course to have confidential information about the Company, BN and/or BAM based on their position, role, responsibility and/or activities.
12    A “major subsidiary” means a subsidiary of an issuer if (a) the assets of the subsidiary are 30 per cent or more of the consolidated assets of the issuer reported on that balance sheet or statement of financial position, as the case may be, or (b) the revenue of the subsidiary is 30 percent or more of the consolidated revenue of the issuer reported on that statement.

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PART V: ADDITIONAL RULES APPLICABLE TO COVERED PERSONS
Personal Trading
The following additional rules govern the personal trading of all Covered Persons:
Blind Trusts / Discretionary Accounts
All Covered Persons and their Family Members are permitted to open the following accounts and have securities trades executed on their behalf in such accounts:
    Blind Trusts (i.e., trusts in which you (and/or a Family Member) are a beneficiary but for which you (and/or a Family Member) do not receive any reporting and have no knowledge regarding investments); or
    accounts managed on your (and/or a Family Member’s) behalf by a third-party (non-Family Member) financial advisor who has full discretion over investment decisions – i.e., accounts over which you and/or Family Members have no investment discretion, influence or control and for which no trading instructions are given other than customary general client investment objectives and similar information (“Discretionary Accounts”).
    Blind Trusts and Discretionary Accounts are subject to internal reporting obligations (see “Internal Reporting Obligations” below). However, trading activity in these accounts is not subject to the pre- clearance requirements of this Policy.
    Reporting Insiders for a Brookfield Security may not hold such security in a Blind Trust or a Discretionary Account due to insider reporting requirements. In the event that a Reporting Insider holds any securities in a Blind Trust or Discretionary Account they must direct the manager of such account not to acquire Brookfield Securities that will be beneficially owned by the Reporting Insider.
Permitted Securities
Transactions by Covered Persons and their Family Members in the following types of securities (“Permitted Securities”) are exempt from the pre-clearance requirements of this Policy, provided that such securities are not convertible, exchangeable or exercisable for or into Marketable Securities (as defined below) in the discretion of the investor; however, while Brookfield does not expect to come into possession of material non-public information regarding these types of securities, Covered Persons remain subject to applicable securities laws in connection with transactions in Permitted Securities, including restrictions on trading in Permitted Securities while in possession of material non-public information relating to such securities:
    government securities, foreign or domestic;
    short-term instruments, such as certificates of deposit (“CDs”) and guaranteed investment certificates, of financial intermediaries including life insurance companies and banks where these instruments are purchased for holding to maturity;

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    bankers’ acceptances, bank CDs, repurchase agreements or commercial paper of non-financial institutions with a maturity of 180 calendar days or less where these instruments are purchased for holding to maturity;
    automatic purchases under dividend reinvestment plans (“DRIPs”);
    open-end mutual funds (or the equivalent, including funds of funds) that hold a diversified portfolio of securities (see guidance regarding what constitutes a “diversified portfolio of securities” below);
    closed-end mutual funds (or the equivalent) that hold a diversified portfolio of securities;
    exchange-traded funds or “ETFs” or the equivalent (e.g., Holders, iShares, OPALS) that hold a diversified portfolio of securities;
    debt instruments, structured products or the equivalent issued by large and highly rated financial institutions that are typically held to maturity, not actively traded and the return on which is based on the aggregated performance of a diversified portfolio of securities and not on the performance of individual securities;
    non-equity options (e.g., index funds);
    foreign exchange securities (e.g., currency forwards);
    cryptocurrencies (e.g., bitcoin);
    commodity futures (e.g., oil, corn and sugar); and
    insurance products in which underlying investment options are open-end mutual funds or ETFs.
A “diversified portfolio of securities” generally is one where (a) there are at least twenty component securities; (b) no component security comprises more than 20 percent of the portfolio; and (c) each component security is listed on a regulated securities exchange, publicly traded and highly liquid.
Brookfield Securities
Trading in Brookfield Securities
Transactions by Covered Persons (and their Family Members) in Brookfield Securities are permitted, provided they are (a) pre-cleared in advance of execution and (b) not executed during the restricted period applicable to the relevant Brookfield entity, notwithstanding when pre-clearance for the trade was obtained. If a Covered Person wishes to execute an order in Brookfield Securities, they must submit a request for pre-clearance through the Company’s automated trade pre-approval system, ComplySci. While pre-cleared transactions generally must be executed within a two-business day period, a trade in a Brookfield entity’s securities in respect of which pre-clearance was obtained less than two business days prior to the beginning of the entity’s restricted period must be executed prior to the beginning of the restricted period. The restricted periods applicable to Brookfield entities are listed on the Intranet.

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This Policy only applies to actual trades in Brookfield Securities. Pre-clearance and receipt of pre-approval for the exercise of stock options into Brookfield Securities by a Covered Person are outside the scope of this Policy. Rather these types of trades are governed by Brookfield’s stock option exercise procedures. For further information on stock options, contact a representative from Human Resources.
Specific approval is also not required for transactions in Brookfield Securities that are either: (i) non- volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of an automatic DRIP. Note that the decision to enter into or exit a DRIP, however, must be pre-cleared in accordance with this Policy.
Employees are permitted to invest in Brookfield-managed funds as well as funds managed by Brookfield affiliates (e.g. Oaktree and Castlelake etc.), subject to being qualified to invest in those funds and the review and approval by the relevant fund’s administrator.
Restricted Periods in Brookfield Securities
Covered Persons and directors are not permitted to, directly or indirectly through any person acting on their behalf, buy or sell Brookfield Securities during a trading restricted period. Regular trading restricted periods generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results.
Also, from time to time, other types of material non-public information regarding Brookfield (such as negotiations of mergers, acquisitions or dispositions) may be pending and not publicly disclosed. While such information is pending, special restricted periods may also be imposed on some or all Covered Persons and directors. When Brookfield imposes a special restricted period on a security, no Covered Person or director subject to the special restricted period is permitted to trade in the blacked-out security until the restriction has been lifted.
The prohibition on trading during a restricted period also applies to any securities issued pursuant to a Brookfield DRIP. Covered Persons and directors may not make any election under a Brookfield DRIP during a restricted period, including an election to enter into the DRIP or exit the DRIP. Covered Persons and directors seeking to participate in a Brookfield DRIP must elect to enter into the DRIP during a non- restricted period and may only elect to exit this DRIP during a non- restricted period.
Although Covered Persons are prohibited from exercising stock options for cash during a restricted period, they are not prohibited from exercising stock options during a restricted period if such exercise is conducted as a bilateral transaction solely involving the Company and the Covered Person and results in the Covered Person owning Brookfield Securities, since the “strike price” does not vary with the market but is fixed by the terms of the applicable option agreement or plan. Upon an option exercise and acquisition of Brookfield Securities, Covered Persons could not then transfer such securities until the relevant restricted period ends. Notwithstanding the foregoing, Reporting Insiders for a Brookfield Security may not exercise options for that security during a restricted period for reputational reasons.
In certain very limited circumstances, Covered Persons and/or directors may be permitted to sell Brookfield Securities directly to Brookfield during a restricted period, subject to a limitation that the price is not greater than the average closing price over the preceding 20 trading days, or to otherwise trade in such securities during a restricted period. These transactions will be permitted only in special

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circumstances and must be approved in advance by either the CEO, President or CFO of the relevant Brookfield entity, on the advice of internal legal counsel.
In addition, in certain very limited circumstances and at the discretion of the CEO, President or CFO of the relevant Brookfield entity and on the advice of internal legal counsel, a Covered Person and/or director may be permitted to sell Brookfield Securities in the public markets during a quarterly restricted period, including through the exercise of stock options. Such circumstances typically include where an individual has departed or will be departing the Company.
Restricted periods will be reflected in the Company’s automated trade approval system and pre-clearance requests for trading in securities that are subject to a restricted period will be automatically denied.
Marketable Securities
All securities that are not: (i) Permitted Securities, or (ii) Brookfield Securities, are “Marketable Securities”. Marketable Securities include, among others, stocks, warrants, rights, options, and corporate bonds and debentures. The following additional rules govern the personal trading of IAPs, and APs, respectively, in Marketable Securities:
Investment Access Persons
IAPs and their Family Members13 are prohibited from conducting personal securities transactions in Marketable Securities at any time. IAPs and their Family Members must conduct any such activity through a Blind Trust; or a Discretionary Account.
The following types of personal transactions in Marketable Securities are exempt from this prohibition, subject to complying with the trade pre-clearance obligations of this Policy:
1)    The purchase or sale of securities in small private companies managed by friends and/or family;
2)    The purchase or sale of privately placed hedge funds (or equivalent (excluding private equity funds)) that are not concentrated in one security and are managed by an independent third-party on a discretionary basis;
3)    Flow-through and similar transactions that involve the simultaneous (or near simultaneous) purchase or sale of Marketable Securities on an exchange but do not involve any market risk; and
4)    Simultaneous (or near simultaneous) purchases and sales of the same Marketable Securities in substantially the same amount for tax planning purposes.
13 A Family Member whose primary occupation is in professional investment management or securities trading is permitted to trade if he or she is conducting such transactions on behalf of non-Family Member third parties (alongside a limited amount of the Family Member’s own funds) in such capacity, in which case such Family Member is not subject to the pre-clearance or reporting requirements of this Policy.

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An IAP may contact the Company’s compliance department to request an exemption on behalf of his or her Family Member(s) only to permit such Family Member(s) to trade in Marketable Securities (subject to the pre-clearance and reporting requirements that would otherwise be applicable to such trading). If granted, the exemption will be noted in the IAP’s file. Generally, an exemption request by an IAP on behalf of a Family Member(s) will be approved provided that the Company’s compliance department is satisfied that appropriate safeguards are in place to ensure that such Family Member(s) trading activities are conducted at arm’s length from the related IAP, and the IAP and/or his or her Family Member make certain legal representations to the Company. The Company’s compliance department reserves the right not to approve a Family Member exemption request.
For clarity, if any Family Member is employed or otherwise affiliated with an issuer of Marketable Securities (e.g. a Family Member is employed by a public company and seeks to trade in securities issued by the public company or its affiliates) then an exemption for the Family Member is required and, if granted, the pre-clearance and reporting requirements set out in this Policy will apply to any trading conducted pursuant to the exemption.
In the event that an exemption for a Family Member of an IAP is granted, the IAP must pre-clear all trades in Marketable Securities made by an exempt Family Member and provide copies of account statements for the accounts in which such trades are made. Approved transactions must be executed by the end of the second business day following the receipt of approval. Marketable Securities issued in connection with an initial public offering or private placement also require pre-clearance and may involve an additional request for information from the Company’s internal legal counsel or compliance department.
IAPs and/or their Family Members may have ownership positions in Marketable Securities that predate: (i) the date on which IAPs and their Family Members became prohibited from conducting personal securities transactions in Marketable Securities); (ii) joining the Company or Brookfield; and/or (iii) becoming an IAP. In addition, IAPs and/or their Family Members may receive gifts or bequests of Marketable Securities. All such holdings of Marketable Securities must be disclosed to the compliance department as soon as practicable, if they have not been disclosed already, so that they may be recorded as “grand parented” Marketable Securities. Should the IAP or a Family Member wish to sell one of these grand parented Marketable Securities, pre-clearance approval must be sought through the Company’s automated trade approval system. Approved transactions must be executed by the end of the second business day following the receipt of such approval.
Access Persons
Transactions in Marketable Securities are permitted for APs (and their Family Members) pursuant to the requirements of this Policy. To transact in Marketable Securities (which include securities issued in connection with an initial public offering or a private placement), Aps must submit a pre-clearance request (either on their own behalf or on behalf of a Family Member) through ComplySci.
A pre-clearance request to transact in Marketable Securities may be in the form of a request to buy or sell a security in the future and not at the current market price pursuant to a “stop loss” or other “limit order” involving Marketable Securities. Any termination or suspension of a previously approved “stop loss” or “limit order” must similarly be pre-cleared.
We will endeavor to approve or deny a trade request within 24 hours of the request being submitted and additional information may be required by the Company’s internal legal and compliance team prior

    Brookfield Wealth Solutions Ltd.

to a decision being made. Approved transactions, including “stop loss” or “limit order” trades, must be executed by the end of the second business day following receipt of approval.
Approved “stop loss” or “limit order” trades may also be made pursuant to a written trading plan (“Trading Plan”) executed by, and giving trading authority to, a reputable broker-dealer in accordance with the: (i) Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), for transactions over the New York Stock Exchange (”NYSE”); and/or (ii) applicable Canadian securities laws, for transactions over the Toronto Stock Exchange (“TSX”).
Trades executed pursuant to a Trading Plan are not subject to the trading restrictions imposed by this Policy as long as (a) the plan was established or materially amended at a time that the person that established it was not aware of material non-public information with respect to the securities subject to the plan, (b) entry into the Trading Plan, and any material amendment thereto, was pre-cleared by the Company’s legal and compliance team and adopted by no later than the second business day following clearance; (c) once the Trading Plan is adopted, the person that established it does not exercise any influence or control over the amount of securities to be traded, the price at which they are to be traded or the timing of trading; and (d) any amendment, termination, or suspension of the Trading Plan that is at the direction of the AP (or their Family Members) is pre-cleared by the Company’s legal and compliance team and adopted by no later than the second business day following clearance. The Trading Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third-party (i.e., the administering broker-dealer). APs (and their Family Members) who obtain pre-approval to trade under these circumstances must comply with the applicable requirements of Rule 10b5-1 and/or Canadian securities laws, including the following requirements:
1)    The Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of this Policy and applicable legal and regulatory requirements;
2)    For a Trading Plan for transactions over the NYSE, it must provide that no trade may be executed until:
a)    for directors and executive officers of the Company (“NYSE D&O Trading Plans”), the later of (i) 90 calendar days after the adoption or material amendment of the Trading Plan or (ii) two business days following the first public disclosure of the Company’s next annual or quarterly financial results in a Form 20-F, 40-F or 6-K, subject to a maximum of 120 calendar days after adoption or modification of the plan (the “NYSE D&O Cooling-Off Period”); and
b)    for all other APs, and their Family Members, it must provide that no trade may be executed until 30 calendar days have elapsed after execution of the plan or material amendment thereto;
The Trading Plan:
3)    For transactions over the TSX, must provide that no trade may be executed until 30 calendar days have elapsed after execution of the plan;

    Brookfield Wealth Solutions Ltd.

4)    The AP (or their Family Member) must submit to the Company’s compliance department (a) a copy of the executed Trading Plan and (b) a certification in writing and signed by the AP in the form attached hereto as Appendix D;
5)    Any amendment, termination, or suspension of the Trading Plan that is at the direction of the AP (or their Family Member) must be pre-cleared.
6)    If is amended, terminated, or suspended by the AP (or their Family Member), or by the administering broker-dealer, the AP (or their Family Member) must make a new pre-clearance request and provide a certification, all in accordance with the Policy, before re-initiating trades under the existing or any new Trading Plan, and any such new trades must not commence until 30 calendar days have elapsed after re-initiation of the existing or execution of the new Trading Plan (NYSE D&O Trading Plans are subject to the NYSE D&O Cooling-Off Period as described in 2.a. above);
7)    The AP (or their Family Member) may not enter into, or alter, a corresponding or hedging transaction or position with respect to the securities that are the subject of the Trading Plan; and
8)    Upon request by the Company’s compliance department, the AP (or their Family Member) must re- certify that he/she does not have and has not had any direct or indirect influence or control over the trading activities of the administering broker-dealer with respect to the securities covered by the Trading Plan.
Employees are encouraged to contact the Company’s compliance department with any questions about the above requirements.
As with Brookfield Securities, specific approval is not required for transactions in Marketable Securities that are either: (i) non-volitional in nature, including mergers, recapitalizations, distributions-in-kind or similar transactions; or (ii) purchases that are part of an automatic DRIP. Note that the decision to enter into or exit a DRIP, however, must be pre-cleared in accordance with this Policy.
In certain situations, including where there is a conflict or perceived conflict between positions held or being acquired by the Company or Brookfield and those held by any Covered Person (or their Family Member), the Covered Person (or Family Member) who holds Marketable Securities may not be permitted to sell a security when pre-clearance for the sale is requested. When this is the case, such restriction could be in place for an indeterminate period of time. In the event a restriction is in place, neither the Company nor Brookfield is responsible for any losses that may be incurred by the delay.
Internal Reporting Obligations
Blind Trusts / Discretionary Accounts
Each Covered Person that has personal securities investments for themselves or their Family Members managed through Blind Trusts or Discretionary Accounts must identify each such Blind Trust and Discretionary Account on ComplySci. In addition, each such Covered Person must provide the Company’s compliance department back-up with respect to each such Blind Trust and Discretionary Account to substantiate that the Covered Person (and his/her Family Members) do not have any direct or indirect

    Brookfield Wealth Solutions Ltd.

influence or control over the trading activities in such accounts, which may include one or more of the following (as requested by the Company’s compliance department from time to time): (i) a copy of the trust deed (with respect to each Blind Trust) and/or account agreement (with respect to each Discretionary Account); (ii) a periodic certification from the Covered Person that the trustee (with respect to each Blind Trust) and/or the third-party manager (with respect to each Discretionary Account) is an independent professional of an unaffiliated firm and is not the Covered Person’s (or Family Member’s) personal friend or relative; (iii) a periodic certification that the Covered Person (and any Family Member) do not have, and have not exercised, any direct or indirect influence or control over the trading activities in any Blind Trust and/or Discretionary Account (as applicable); (iv) a periodic certification from the trustee (for each Blind Trust) and/or manager (for each Discretionary Account) regarding the Covered Person’s lack of influence or control over the Blind Trust and Discretionary Account (as applicable); and (v) account statements (or holdings / transactions reports) for each Blind Trust and/or Discretionary Account (which, if requested, must be provided within 10 calendar days of such request).
Other Accounts
APs are required to identify all of their Reportable Accounts (as defined in Appendix C) on ComplySci so that trading activities in those accounts can be monitored and the Company can ensure that all trades have been made in accordance with this Policy, and that no trades have been made in Marketable Securities unless such trades have been pre-cleared or an exemption has been granted, as applicable.
APs must identify their Reportable Accounts within 10 calendar days of being notified of such designation. Statements for each Reportable Account must be provided to the compliance department initially when an individual becomes an AP, and on an ongoing basis within 30 calendar days of each quarter-end. APs are required to promptly notify the compliance department when a Reportable Account is opened or closed. APs may be asked to facilitate the provision of statements directly from the financial institution to the compliance department. Investments that are not held through a broker must be reported to the compliance department prior to any initial investment, or becoming an AP, and annually thereafter.

Brookfield Wealth Solutions Ltd.
APPENDIX A
LEGAL AND COMPLIANCE CONTACT INFORMATION
Legal
Lyndsay Hatlelid
Managing Partner, Investments
lyndsay.hatlelid@brookfield.com
+1.416.359.7868
Compliance
Ronald Fisher-Dayn
Managing Partner, Legal & Regulatory
ronald.fisher-dayn@brookfield.com
+1.212.978.1763

Brookfield Wealth Solutions Ltd.
APPENDIX B
INSIDER REPORTING GUIDELINES
Reporting Insiders
Under the insider reporting rules, reporting insiders of a reporting issuer (“Reporting Insiders”) must file insider reports upon becoming a Reporting Insider and upon any change in their holdings of securities of the reporting issuer. In general, these reporting requirements are intended to apply to persons who both (i) receive or have access, in the ordinary course, to material undisclosed information about the reporting issuer and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of the reporting issuer. This would generally include the board of directors, CEO, CFO, COO, heads of principal business units and others with similar levels of authority. The Company’s internal legal counsel maintains a list of all individuals who are considered Reporting Insiders.
Canadian Insider Reporting
A person who becomes a Reporting Insider under Canadian securities law rules must file an insider report within 10 calendar days (or shorter period if prescribed by the regulations) of becoming a Reporting Insider. In addition, a Reporting Insider must also file an insider report when there is any change in their holdings of securities of the reporting issuer within five calendar days (or shorter period if prescribed by the regulations) of the change.
In the insider report, a Reporting Insider must report not only their direct holdings of securities of the reporting issuer, but any indirect beneficial ownership of securities, as well as securities of reporting issuer over which they exercise control or direction. Under the insider reporting rules, beneficial ownership passes on the day of the trade, not the day of settlement. An insider report must include not only all publicly-traded securities of the issuer held by the Reporting Insider, whether they be voting or non-voting, debt, equity and trust units, but also related financial instruments which include the grant, exercise or expiry of any options and deferred or restricted share units related to these securities.
Insider reports should be filed electronically through the System for Electronic Disclosure (“SEDI”). The consequences for failure to file in a timely manner or filing a report that contains information that is materially misleading may include late filing fees; the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulators; the issuance of a cease trade order that prohibits the Reporting Insider from trading in securities of the applicable reporting issuer or any reporting issuer until a specified period of time has elapsed or enforcement proceedings.
It is the personal responsibility of each Reporting Insider to ensure that the required insider reports are filed in a timely fashion. The Company’s internal legal counsel can assist you with the filing of these reports.
All Reporting Insiders for a Company Security are required to report to the Company’s internal legal counsel any trades of a Company Security within two business days of a transaction so that an appropriate insider report can be filed.

Brookfield Wealth Solutions Ltd.
APPENDIX C
REPORTABLE ACCOUNTS
A “Reportable Account” is an account over which the Covered Person has investment discretion, influence or control, and in which the Covered Person may benefit from profits in the account, other than:
    Any account in which transactions are effected only pursuant to an automatic investment plan;
    Any account which holds only bank certificates of deposit, bankers’ acceptances, commercial paper, direct obligations of the Government of Canada or the United States, money market funds, and open end mutual funds (not managed by the Company or Brookfield).
Reportable Accounts, as defined above, may include:
    Personal brokerage accounts (including, but not limited to: individual and joint accounts, 401(k)s, RSPs, IRAs, UGMAs, RESPs, TFSAs, LIRAs, Keogh Plans, trusts, family limited partnerships, guardianship or conservatorships accounts);
    Accounts of Family Members;
    Investment club accounts;
    Accounts for business interests outside of the Company or Brookfield;
    Accounts for which you are a trustee or for which you have discretionary authority; and
    Employer sponsored retirement accounts if they are self-directed or if they hold securities other than open-end mutual funds (i.e., profit sharing and 401(k)s). This includes the Company or Brookfield’s 401(k) plan.
Reportable Accounts, as defined above, do not include:
    Accounts managed by a professional third-party financial advisor who has full discretion over investment decisions and for which you do not provide any trading instructions;
    A blind trust in which you are a beneficiary but for which you do not receive any reporting and have no knowledge regarding the investments in the account;
    Accounts in which you are permitted to hold only Permitted Securities, including, for example, open-end mutual funds and ETFs that, in each case, hold a diversified portfolio of securities (i.e., but in which you are not permitted to hold Marketable Securities); and
    Insurance products only if the underlying investment options are mutual funds or exchange-traded funds that are not concentrated in one security.

Brookfield Wealth Solutions Ltd.
APPENDIX D
TRADING PLAN CERTIFICATION
Pursuant to the Company’s Personal Trading Policy (the “Policy”), in connection with my entry into a written trading plan (“Trading Plan”) for pre-approved “stop loss” or “limit order” trades, I hereby represent, warrant, certify and covenant as follows:
1.    I am familiar with the requirements of the Policy, including in particular the section entitled “Marketable Securities — Access Persons / Investment Access Persons,” and the requirements therein regarding entry into a Trading Plan.
2.    The attached Trading Plan is a true and correct, executed copy of my Trading Plan, and I will promptly notify the Company’s compliance department immediately upon termination of, and prior to suspending or making any amendments to, the plan.
3.    At the time of entering into the Trading Plan, I did not possess any material non-public information regarding the companies or the securities that are the subject of the plan.
4.    I am familiar with regulatory requirements applicable to Trading Plans, including the following requirements:
a.    I cannot exercise any subsequent influence over how, when, or whether to effect purchases or sales under my Trading Plan;
b.    A purchase or sale will not be considered to be pursuant to the plan if I alter or deviate from my Trading Plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities that are the subject of the plan;
c.    I must enter into my Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Policy or applicable legal and regulatory requirements relating to personal trading; and
d.    I must pre-clear any amendment, termination or suspension of the Trading Plan if such amendment, termination or suspension is at my direction (or the direction or my Family Member).
5.    I have complied and will comply with the requirements of the Policy and will promptly notify the Company’s compliance department if I fail to do so.
6.    To the extent I have internal or external regulatory reporting obligations in connection with trading in the securities subject to the Trading Plan, my Trading Plan will facilitate my ability to timely and properly fulfill those obligations, and I will ensure that I fulfill them.